Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2025, in Amendment No.1 to the Registration Statement (Form S-3 No. 333-289399) and related Prospectus of Verastem, Inc. for the registration of shares of its common stock, preferred stock, warrants and debt securities.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 12, 2025